EXHIBIT 99.1

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                                                                    NEWS RELEASE


INFOWAVE APPOINTS GEORGE REZNIK AS CFO

FORMER PIVOTAL EXECUTIVE TO HELP DRIVE AMBITIOUS GROWTH AND M&A Strategy

Vancouver, BC (February 14, 2002) - Infowave Software, Inc. (TSE: IW), a global provider of software that connects enterprise applications to wireless devices, today announced that George Reznik has agreed to join the company as chief financial officer. Reznik will replace Todd Carter, who has advised the company that he is going to resign to pursue personal interests. Reznik will join Infowave on March 1st and Carter intends to remain with Infowave through March 31 to ensure an orderly transition.

Reznik most recently served as vice president of finance for Pivotal Corporation during a period of rapid revenue growth from US$14 million to US$100 million. Reznik participated in Pivotal's initial and secondary public offerings and brings capital markets experience on both the Nasdaq and Toronto Stock Exchanges. At Pivotal, he was also responsible for global distribution strategy and technology contracts, and executed business development transactions and acquisitions in Europe and North America. Prior to Pivotal, Reznik served as a senior corporate finance manager for Deloitte & Touche Canada. Reznik earned a bachelor of commerce with Honours from the University of Manitoba, Canada, and is a chartered accountant (CA), certified fraud examiner (CFE) and a chartered business valuator (CBV).

"We are extremely pleased that George has joined Infowave at this critical juncture in its growth," said Infowave CEO Thomas Koll. "George will take the lead on financial transactions, corporate development and shareholder relations as Infowave capitalizes on the exciting market for wireless data solutions. We are excited about the opportunity to leverage his valuable experience and contacts to help take Infowave to the next level."

"At the same time, I want to acknowledge Todd Carter for his tremendous contribution to the company. During Todd's five-year tenure as CFO, Infowave grew from a small private company to a TSE-listed wireless contender with a global presence and 23,000 international shareholders," Koll continued. "Todd was instrumental in achieving crucial strategic business alliances and led over $90 million of financing activity. We thank Todd for his commitment to Infowave and its shareholders and wish him all the best as he temporarily leaves the corporate world to pursue his passion for adventure racing."

"I am very pleased to be joining Infowave at such an exciting time. Infowave has laid important groundwork in establishing funding, the necessary go-to-market strategy and key partnerships to make it a $100 million dollar company in the next five years. The company is in a very similar position that Pivotal was when I joined, with tremendous growth ahead for the category and the company," said George Reznik. "Now it is up to us to increase revenues, scale our business and continue to manage our bottom line responsibly while seizing the opportunity in front of us. I look forward to meeting Infowave's customers, partners and shareholders in the coming weeks and to working with Infowave's management team to execute on our business plan."


About Infowave
Infowave (TSE: IW) builds wireless business solutions that connect mobile workers to the critical information they need to be more productive and more competitive. Infowave's Wireless Business Engine provides fast, secure and reliable wireless access to email and collaboration applications, Web-based applications, the Internet, corporate intranets and legacy and client/server applications. Infowave works across the full spectrum of computing devices from laptop computers and handheld devices to the newest generation of web-enabled mobile phones. Infowave's Wireless Business Engine is earning customers today and has been selected by sophisticated technology leaders such as Compaq, Intel, Telus Mobility and AT&T Wireless. For more information, please visit www.infowave.com or www.symmetrypro.com.

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Contacts


Investor Relations:
Jim Rausch
(604) 473-3686
ir@infowave.com


Corporate and Media Relations:
Heather Knox
(425) 806-3129
hknox@infowave.com